As filed with the Securities and Exchange Commission on December 21, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MTR GAMING GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1103135
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MTR GAMING GROUP, INC. 2010 LONG TERM INCENTIVE PLAN

(Full title of the plan)

STATE ROUTE 2 SOUTH, P.O. BOX 356

CHESTER, WEST VIRGINIA 26034

TELEPHONE: (304) 387-8000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

JEFFREY J. DAHL

PRESIDENT AND CHIEF EXECUTIVE OFFICER

MTR GAMING GROUP, INC.

STATE ROUTE 2 SOUTH, P.O. BOX 356

CHESTER, WEST VIRGINIA 26034

TELEPHONE: (304) 387-8000

 (Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

DEBORAH J. RUOSCH, ESQ.

MILBANK, TWEED, HADLEY & MCCLOY LLP

601 SOUTH FIGUEROA STREET, 30TH FLOOR

LOS ANGELES, CALIFORNIA 90017-5735

TELEPHONE: (213) 892-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.00001 per share	3,297,041 shares	$1.925	(2)	$6,346,804	(2)	$727.34

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such additional shares of Common Stock of the Company as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)    Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices for the shares of Common Stock as quoted on the NASDAQ Stock Market on December 20, 2011, of $1.925 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the MTR Gaming Group, Inc. 2010 Long Term Incentive Plan.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus.  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by MTR Gaming Group, Inc. (the “Company”), are incorporated herein by reference in this Registration Statement:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on March 16, 2011;

(b)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)           The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purposed of updating the description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Copies of these documents are not required to be filed with this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.  The power to indemnify applies if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability on the part of such person to the corporation, unless the court determines on application that, in light of all the circumstances of the case, indemnification should apply.

The Company’s Certificate of Incorporation and bylaws are consistent with Section 145 of the DGCL.  The Certificate provides that, to the extent permitted by the DGCL, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law; iii) for acts for specified in Title 8, Section 174 of the DGCL, or iv) for which the director derived an improper personal benefit.

In addition to the Certificate, the Company’s bylaws provide indemnification (the “Indemnity Provisions”) for any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or served in such capacity with another entity at the Company’s request (each, an “Indemnified Party”).  With respect to third party actions, the Indemnity Provisions provide that the Company shall indemnify an Indemnified Party against expenses (including attorneys’ fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by such Indemnified Party if such Indemnified Party acted in good faith and in a manner reasonably believed by that person to be in or not opposed to the best interests of the Company and, with respect to a criminal matter, if such Indemnified Party had no reasonable cause to believe that the conduct was unlawful.

With respect to derivative actions, an Indemnified Party is entitled to indemnification for any and all expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions.  The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to the best interests of the Company, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to the Company, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper.

If an Indemnified Party is successful on the merits or otherwise in respect of any third party or derivative action, he or she need not show that the applicable standard of conduct was met in order to be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with such action.  If an Indemnified Person is not successful on the merits, indemnification may only be made if (i) a majority of a quorum of disinterested members of the Board, or (ii) if such quorum is not available (or, even if obtainable, a quorum of disinterested directors so directs), independent legal counsel in a written opinion, or (iii) the stockholders of the Company, determine that indemnification is proper because such Indemnified Party has met the applicable standard of conduct.

With respect to both derivative actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys’ fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to the Indemnified Party providing to the Company a written undertaking that he or she will repay such advance if it is ultimately determined that he or she was not entitled to indemnification.

Notwithstanding the foregoing, the Company has discretion to impose as conditions to any of the Indemnification Provisions such requirements as may appear appropriate in the specific case, including but not limited to: a) that any counsel representing the Indemnified Party be mutually acceptable to the Company and the Indemnified Party, b) that the Company has the right to assume control of the defense of such Indemnified Party, and c) that the Company shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party’s right of recovery, and do everything necessary to assure such rights of subrogation to the Company.

The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of stockholders, vote of disinterested directors, any liability insurance policies or otherwise.  The Company has obtained a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense.   Although the Company believes the policy and its coverage limits to be adequate, the policy may not provide coverage in all circumstances in which the Company’s directors and officers are entitled to indemnification and may not cover the Company’s total liability to its directors and officers even in cases where coverage is provided.

The Company believes that the foregoing policies and provisions of our Certificate and by-laws are necessary to attract and retain qualified officers and directors.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted or required with respect to our directors, officers or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Document Description

4.1	Restated Certificate of Incorporation for Winner’s Entertainment, Inc. dated August, 17, 1993, incorporated by reference to the Company’s Form 10-K for the fiscal year ended December 31, 1993.
4.2	Amended By Laws, incorporated by reference to the Company’s report on Form 10-K filed March 16, 2009.
4.3

Certificate of Amendment of Restated Certificate of Incorporation of Winner’s Entertainment, Inc. dated October 10, 1996, incorporated by reference to the Company’s report on Form 8-K filed November 1, 1996.

4.4

Certificate of Amendment to the Restated Certificate of Incorporation of MTR Gaming Group, Inc. dated August 5, 2010 (incorporated by reference to our Quarterly Report on Form 10-Q filed on August 9, 2010).

4.5

Supplemental Indenture dated as of August 1, 2011, by and between the Company, certain of its wholly-owned subsidiaries (as guarantors) and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB) (the 2014 Notes Supplemental Indenture) (incorporated by reference to the Company’s report on Form 8-K filed on August 3, 2011).

4.6

Supplemental Indenture dated as of August 1, 2011, by and between the Company, certain of its wholly-owned subsidiaries (as guarantors) and Wilmington Trust Company (the 2012 Notes Supplemental Indenture) (incorporated by reference to the Company’s report on Form 8-K filed on August 3, 2011).

4.7

Indenture dated as of August 1, 2011, by and between the Company, certain of its wholly-owned subsidiaries (as guarantors) and Wilmington Trust, National Association (incorporated by reference to the Company’s report on Form 8-K filed on August 3, 2011).

5.1	Opinion of counsel.*
23.1	Consent of Ernst & Young LLP.*
23.3	Consent of counsel (included in Exhibit 5.1).*
24.1	Power of Attorney (included in signature page to this Registration Statement).*
99.1	MTR Gaming Group, Inc. 2010 Long Term Incentive Plan, incorporated by reference to Exhibit 10.4 of the Company’s Form 10-Q filed with the Commission on August 9, 2010.
99.2	Form of Restricted Stock Unit Award Agreement (for Non-Employee Directors), incorporated by reference to Exhibit 10.5 of the Company’s Form 10-Q filed with the Commission on August 9, 2010.
99.3	Form of Restricted Stock Unit and Cash Award Agreement, incorporated by reference to Exhibit 10.3 of the Company’s Form 10-Q filed with the Commission on November 9, 2010.
99.4	Form of Nonqualified Stock Option Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to our Current Report on Form 8-K filed on February 3, 2011).
99.5	Form of Restricted Stock Unit Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to our Current Report on Form 8-K filed on February 3, 2011).
99.6	Form of Cash-Based Performance Award Agreement (2010 Long-Term Incentive Plan) (incorporated by reference to our Current Report on Form 8-K filed on February 3, 2011).

* Filed herewith.

Item 9.  Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities: The Company undertakes that in a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the Company  or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the Company registrant to the purchaser.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act  (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chester, State of West Virginia, on December 21, 2011.

By:	/s/ Jeffrey J. Dahl
Name:	Jeffrey J. Dahl
Title:	President and Chief Executive Officer

By:	/s/ John W. Bittner, Jr.
Name:	John W. Bittner, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey J. Dahl and John W. Bittner, Jr. each his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or each his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Jeffrey J. Dahl	President and	December 21, 2011
Jeffrey J. Dahl	Chief Executive Officer; Director

/S/ John W. Bittner, Jr.	Executive Vice President and	December 21, 2011
John W. Bittner, Jr.	Chief Financial Officer

/S/ Steven M. Billick	Director	December 21, 2011
Steven M. Billick

/S/ Robert A. Blatt	Director	December 21, 2011
Robert A. Blatt

/S/ Richard Delatore	Director	December 21, 2011
Richard Delatore

/S/ James V. Stanton	Director	December 21, 2011
James V. Stanton

/S/ Raymond K. Lee	Director	December 21, 2011
Raymond K. Lee

/S/ Roger P. Wagner	Director	December 21, 2011
Roger P. Wagner